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                                  RENTRAK CORPORATION
                           Computation of Net Income Per Share
                           For The Period Ended December 31, 1996


                                        For the Quarter Ended               For the Nine Months Ended
                                        December 31, 1996                   December 31, 1996


                                            Primary      Fully Diluted          Primary      Fully Diluted

 Calculation of Outstanding Shares

 Weighted average number of shares of
   common stock outstanding                 12,133,002      12,133,002          12,137,508      12,137,508

     Dilutive effect of exercise of stoc        70,545          70,545           4,829,052       6,502,802

     Less: purchase of treasury shares, up to
     20% of shares outstanding at period             -               -          (2,415,308)     (2,415,308)


 Weighted average number of shares of common
   stock and common stock equivalents       12,203,547      12,203,547          14,551,252      16,225,002


 Calculation of Net Income Per Share

 Net Income                                   $551,367        $551,367          $5,103,596      $5,103,596

     Plus: interest income from investments
     assumed purchased with proceeds from
     exercise of stock options and warrants in
     excess of proceeds used to purchase
     treasury stock.                                 -               -             490,214         760,374


 Net Income for purposes of computing
   earnings per share.                        $551,367        $551,367          $5,593,810      $5,863,970


 Net Income per Share                            $0.05           $0.05               $0.38           $0.36



 The computation of net income (loss) per share for the periods ending December 31, 1995 is not provided since it can be clearly determined from the material contained in the footnotes to the financial statements.
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